Exhibit 99.1

       Contact:   Michael R. Sand,
            President & CEO
          Dean J. Brydon, CFO
                          (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp’s Third Fiscal Quarter Earnings Per Diluted Share Increases 12% to $0.83

•	Year-to-Date Net Income Increases 20% to $21.57 Million
•	Quarterly Return on Average Assets of 1.63%
•	Quarterly Return on Average Equity of 14.02%
•	Announces $0.21 Quarterly Cash Dividend and a $0.10 Special Dividend

HOQUIAM, WA – July 27, 2021 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported that net income increased 13% to $7.02 million for the quarter ended June 30, 2021 from $6.21 million for the comparable quarter one year ago, which quarter was affected by a $1.00 million ($790,000 after income taxes) provision to the loan loss reserves, and decreased $227,000, or 3%, from $7.25 million for the preceding quarter.  Earnings per diluted common share (“EPS”) increased 12% to $0.83 for the current quarter from $0.74 for the comparable quarter one year ago and decreased 3% from $0.86 for the preceding quarter.

For the first nine months of fiscal 2021, Timberland earned a record $21.57 million, or $2.55 per diluted common share, a 20% increase in net income and EPS from $17.91 million, or $2.12 per diluted common share for the first nine months of fiscal 2020, which nine month period was affected by a $3.20 million ($2.53 million after income taxes) provision to the loan loss reserves.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.21 per common share and a special cash dividend of $0.10 per common share.  Both dividends are payable on August 27, 2021, to shareholders of record on August 13, 2021.

“We are pleased to report strong quarterly net income and record profitability for the first nine months of fiscal 2021,” stated Michael Sand, President and CEO. “Paycheck Protection Program (“PPP”) loan proceeds and federal stimulus payments contributed to strong deposit growth of $204.11 million during the past twelve months including $40.79 million during the quarter just ended.  The 15% increase in deposits year-over-year has increased the Bank’s liquidity significantly above normal levels.  Net loans outstanding, net of PPP loans, increased this quarter at an annualized rate of 6% and we continue to be encouraged by the increased business activity we are seeing in our markets.”

“Staff continues to be diligently and successfully engaged in the task of filing SBA loan forgiveness applications for businesses in our communities that obtained PPP financing through Timberland Bank.  During the quarter ended June 30, 2021, PPP loans were reduced by $42.54 million and $95.63 million of PPP loans remained on the Bank’s balance sheet at quarter end.  Timberland participated in the origination of PPP loans during every phase of the program and originated $192.43 million of PPP loans for existing as well as new clients.”

“Timberland’s Board is also pleased to have announced today the appointment of Parul Bhandari to Timberland’s Board of Directors.  During the past few years Timberland has sought to acquire directors with strong technology backgrounds and Ms. Bhandari is the third Director with significant experience and expertise in the technology sector to join Timberland’s Board.  She brings to Timberland 20 plus years of experience scaling businesses through data, cloud and AI powered digital transformation.  Ms. Bhandari leads the Partner Strategy for the Worldwide Media and Communications Industry group at Microsoft.  Additional background information is included in a separate press release published today.  With Ms. Bhandari’s appointment, Timberland now has eight independent directors, equally balanced between men and women.  We look forward to Ms. Bhandari’s participation and counsel as a member of Timberland’s Board of Directors.”

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

Third Fiscal Quarter 2021 Earnings and Balance Sheet Highlights (at or for the period ended June 30, 2021, compared to March 31, 2021 or June 30, 2020):

   Earnings Highlights:
•	Net income increased 13% to $7.02 million for the current quarter from $6.21 million for the comparable quarter one year ago and decreased 3% from $7.25 million for the preceding quarter;
•	EPS increased 12% to $0.83 for the current quarter from $0.74 for the comparable quarter one year ago and decreased 3% from $0.86 for the preceding quarter;
•	Net income increased 20% to $21.57 million for the first nine months of fiscal 2021 from $17.91 million for the first nine months of fiscal 2020;
•	EPS increased 20% to $2.55 for the first nine months of fiscal 2021 from $2.12 for the first nine months of fiscal 2020;
•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 14.02% and 1.63%, respectively;
•	Net interest margin (“NIM”) was 3.22% for the current quarter compared to 3.21% for the preceding quarter and 3.63% for the comparable quarter one year ago; and
•	The efficiency ratio was relatively stable at 49.43% for the current quarter compared to 48.99% for the preceding quarter and 49.96% for the comparable quarter one year ago.

   Balance Sheet Highlights:
•	Total assets increased 14% year-over-year and 2% from the prior quarter;
•	Total deposits increased 15% year-over-year and 3% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) decreased 1% year-over-year and decreased 3% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 2% year-over-year and increased 2% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.14%; and
•	Book and tangible book (non-GAAP) values per common share increased to $24.36 and $22.39, respectively, at June 30, 2021.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) increased 1% to $17.42 million for the current quarter from $17.34 million for the comparable quarter one year ago and decreased slightly from $17.45 million for the preceding quarter.  Operating revenue increased 3% to $52.46 million for the first nine months of fiscal 2021 from $50.84 million for the comparable period one year ago.

Net interest income increased 5% to $13.16 million for the current quarter from $12.48 million for the comparable quarter one year ago and increased 5% from $12.57 million for the preceding quarter.  Timberland’s NIM for the current quarter was 3.22% compared to 3.21% for the preceding quarter and 3.63% for the comparable quarter one year ago.  NIM compression over the past year has largely been a result of the low interest rate environment and an increase in the level of liquidity held in overnight funds.  The NIM for the current quarter was increased by approximately 13 basis points due to the accretion of $84,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $443,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately six basis points due to the accretion of $86,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $129,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately ten basis points due to the accretion of $170,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $177,000 in pre-payment penalties, non-accrual interest and late fees.

U.S. Small Business Administration (“SBA”) PPP loans contribute to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At June 30, 2021, Timberland had SBA PPP deferred loan origination fees of $3.31 million remaining to be accreted into

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Interest income	$293	$306	$240
Loan origination fee accretion	1,296	1,143	443
Total SBA PPP loan income	$1,589	$1,449	$683

Net interest income increased 1% to $38.75 million for the first nine months of fiscal 2021 from $38.36 million for the first nine months of fiscal 2020.  Timberland’s net interest margin for the first nine months of fiscal 2021 was 3.30%, compared to 4.08% for the first nine months of fiscal 2020.

No provision for loan losses was made during the current and preceding quarter, compared to a $1.00 million ($790,000 after income taxes) provision for loan losses for the comparable quarter one year ago.  No provision for loan losses was made during the nine months ended June 30, 2021 compared to a $3.20 million ($2.53 million after income taxes) provision for loan losses for the nine months ended June 30, 2020.

Non-interest income decreased 12% to $4.27 million for the current quarter from $4.86 million for the comparable quarter one year ago and decreased 13% from $4.89 million for the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $179,000 valuation allowance on loan servicing rights for the current quarter (compared to a $438,000 valuation recovery on servicing rights for the preceding quarter) and a $151,000 decrease in gain on sales of loans. These decreases were partially offset by a $126,000 increase in ATM and debit card interchange transaction fees.  The valuation allowance on loan servicing rights was primarily due to an increase in projected mortgage prepayment speeds due to declines in mortgage interest rates during the quarter.  The increase in ATM and debit card interchange transaction fee income was primarily due to increased debit card activity.  The decrease in gain on sales of loans compared to the prior quarter was primarily due to a decrease in the average pricing spread on loans sold during the current quarter.  Fiscal year-to-date non-interest income increased 10% to $13.71 million from $12.47 million for the first nine months of fiscal 2020.

Total operating expenses for the current quarter increased 1% to $8.61 million from $8.55 million for the preceding quarter and decreased 1% from $8.66 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to an $81,000 increase in professional fees, a $73,000 increase in OREO expense, a $58,000 increase in loan administration expenses, a $44,000 increase in deposit operations expense and smaller increases in several other expense categories.  These increases were partially offset by a $224,000 decrease in salaries and employee benefit expense and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter was 49.43% compared to 48.99% for the preceding quarter and 49.96% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 1% to $25.57 million from $25.32 million for the first nine months of fiscal 2020.  The efficiency ratio for the first nine months of fiscal 2021 improved to 48.75% from 49.81% for the first nine months of fiscal 2020.

The provision for income taxes for the current quarter increased $135,000 to $1.79 million from $1.65 million for the preceding quarter, primarily due to a $143,000 decrease in the tax benefit from stock option dispositions.  Timberland’s effective income tax rate was 20.3% for the quarter ended June 30, 2021 compared to 18.6% for the quarter ended March 31, 2021.  The fiscal year-to-date provision for income taxes increased $916,000 to $5.32 million for the first nine months of fiscal 2021 from $4.40 million for the first nine months of fiscal 2020, primarily due to higher income before income taxes.  Timberland’s effective income tax rate for the nine month periods ended June 30, 2021 and 2020 was 19.8%.

Balance Sheet Management

Total assets increased $41.22 million, or 2%, to $1.74 billion at June 30, 2021 from $1.70 billion at March 31, 2021.  The increase was primarily due to a $70.38 million increase in total cash and cash equivalents and a $5.70 million net increase in investment securities and CDs held for investment, and smaller increases in several other categories.  This increase was partially offset by a $29.12 million decrease in net loans receivable (due to SBA PPP loan payoffs).  Excluding SBA PPP

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

loans, net loans receivable increased during the current quarter at an annualized rate of 6%.  The increase in total assets was funded primarily by an increase in total deposits and by retained net income.

Loans

Primarily as a result of the successful processing of SBA PPP loan forgiveness applications totaling $42.54 million, net loans receivable decreased $29.12 million, or 3%, to $1.002 billion at June 30, 2021 from $1.031 billion at March 31, 2021. The decrease in SBA PPP loans was partially offset by a $6.25 million increase in commercial business loans, a $6.02 million increase in construction and land development loans and smaller increases in several other categories.

Loan Portfolio
($ in thousands)
	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$119,173	11%	$117,184	10%	$120,514	11%
Multi-family	94,756	9	92,435	8	79,468	7
Commercial	458,889	41	461,966	40	455,454	40
Construction - custom and
owner/builder	105,484	9	105,305	9	134,709	12
Construction - speculative one-to four-family	18,038	2	17,289	2	12,136	1
Construction - commercial	43,879	4	42,340	4	33,166	3
Construction - multi-family	45,624	4	44,266	4	27,449	2
Construction - land
Development	4,434	--	2,238	--	6,132	1
Land	18,289	2	19,041	2	27,009	3
Total mortgage loans	908,566	82	902,064	79	896,037	80

Consumer loans:
Home equity and second
mortgage	31,891	3	32,026	3	34,405	3
Other	2,725	--	2,756	--	3,552	--
Total consumer loans	34,616	3	34,782	3	37,957	3

Commercial loans:
Commercial business loans	72,890	6	66,645	6	71,586	6
SBA PPP loans	95,633	9	138,175	12	122,581	11
Total commercial loans	168,523	15	204,820	18	194,167	17
Total loans	1,111,705	100%	1,141,666	100%	1,128,161	100%
Less:
Undisbursed portion of
construction loans in
process	(90,332)		(90,550)		(95,785)
Deferred loan origination
fees	(6,339)		(6,999)		(6,723)
Allowance for loan losses	(13,469)		(13,434)		(12,894)
Total loans receivable, net	$1,001,565		$1,030,683		$1,012,759
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,359, $8,455 and $9,837 at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

The following table highlights nine commercial real estate (“CRE”) segments generally presumed to have the potential to be more adversely affected by work at home and COVID related social distancing practices than other segments of the loan portfolio.

CRE Portfolio Breakdown by Collateral ($ in thousands)
Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Office buildings	$74,439	16%	7%
Medical/dental offices	55,775	12	5
Other retail buildings	40,475	9	4
Hotels/motels	26,271	6	2
Restaurants	25,427	6	2
Nursing homes	18,902	4	2
Shopping centers	14,252	3	1
Churches	13,131	3	1
Mini-Storage	12,662	3	1
Additional CRE	177,555	38	16
Total CRE	$458,889	100%	41%

Within Timberland’s commercial business loan portfolio (non-CRE) resides a segment of restaurant loans totaling $7.40 million in outstanding balances at June 30, 2021.  As additional security for these loans, Timberland holds cash collateral of 25% of the segment’s associated outstanding loan balances.  Unless prior arrangements are made, and Timberland consents, loans falling more than four weeks delinquent are eligible for purchase from Timberland’s portfolio in accordance with a Marketing and Servicing Agreement in existence since March 6, 2014.

Timberland originated $146.60 million in loans (including $6.16 million of SBA PPP loans) during the quarter ended June 30, 2021, compared to $250.01 million (including $122.58 million of SBA PPP loans) for the comparable quarter one year ago and $167.15 million (including $58.70 million of SBA PPP loans) for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $41.06 million were sold compared to $52.08 million for the comparable quarter one year ago and $41.29 million for the preceding quarter.

Timberland’s investment securities and CDs held for investment increased $5.70 million, or 4%, to $151.98 million at June 30, 2021, from $146.28 million at March 31, 2021.  The increase was primarily due to the purchase of additional mortgage-backed investment securities and U.S. Treasury securities and was partially offset by CDs maturing during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 39.2% of total liabilities at June 30, 2021, compared to 36.1% at March 31, 2021, and 28.8% one year ago.

Deposits

Total deposits increased $40.79 million, or 3%, during the current quarter to $1.52 billion at June 30, 2021, from $1.48 billion at March 31, 2021.  The quarter’s increase consisted of a $26.14 million increase in NOW checking account balances, a $16.71 million increase in money market account balances, and a $4.37 million increase in savings account balances. These increases were partially offset by a $3.60 million decrease in non-interest-bearing demand account balances and a $2.82 million decrease in certificates of deposit account balances.

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

Deposit Breakdown ($ in thousands)
	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$495,938	33%	$499,541	34%	$427,102	32%
NOW checking	429,950	28	403,811	27	352,999	27
Savings	255,103	17	250,736	17	212,645	16
Money market	189,443	12	171,896	11	150,611	12
Money market – reciprocal	12,253	1	13,094	1	11,257	1
Certificates of deposit under $250	115,782	7	119,388	8	131,980	10
Certificates of deposit $250 and over	24,183	2	23,393	2	31,946	2
Total deposits	$1,522,652	100%	$1,481,859	100%	$1,318,540	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.95 million, or 2%, to $203.49 million at June 30, 2021, from $198.54 million at March 31, 2021.  The increase in shareholders’ equity was primarily due to net income of $7.02 million for the quarter, which was partially offset by the payment of $1.76 million in dividends to shareholders and the repurchase of 16,688 shares of the Company’s common stock for $469,000 (an average price of $28.08 per share).  Timberland had 399,282 shares available to be repurchased on its existing stock repurchase plan at June 30, 2021.

Timberland remains well capitalized with a total risk-based capital ratio of 22.60% and a Tier 1 leverage capital ratio of 11.03% at June 30, 2021.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio improved to 0.14% at June 30, 2021, from 0.31% one year ago and 0.16% at March 31, 2021.  There were net recoveries of $35,000 for the current quarter compared to net recoveries of $2,000 for the preceding quarter and net recoveries of $4,000 for the comparable quarter one year ago.  No provisions for loan losses were made during the current and preceding quarter compared to a $1.00 million provision for loan losses for the comparable quarter one year ago.

Timberland consistently worked with borrowers affected by the COVID-19 pandemic by offering loan deferral and forbearance plans during the pandemic.  One year ago, at June 30, 2020, Timberland had granted deferrals on 209 loans with balances aggregating to $135.83 million (13.4% of net loans receivable).  Deferrals were primarily approved for 90-day periods with interest continuing to accrue or with interest scheduled to be paid monthly.  However, nearly all borrowers that were granted deferrals have resumed making regular payments and as of June 30, 2021, only one loan remained on deferral status.  The following table notes the single COVID-19 related loan still on deferral status as of June 30, 2021.  Interest is being paid monthly on this loan.

COVID-19 Loan Modifications ($ in thousands)
Industry / Collateral Type	Amount	Percent of Net Loans Receivable
Hotel	$1,703	0.17%

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.33% at June 30, 2021, compared to 1.26% one year ago and 1.29% at March 31, 2021.  If SBA PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding SBA PPP loans) at June 30, 2021 was 1.46% (non-GAAP).

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $499,000 at June 30, 2021.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.53% (non-GAAP) at June 30, 2021.

The following table details the ALL as a percentage of loans receivable:
	June 30,	March 31,	June 30,
	2021	2021	2020
ALL to loans receivable	1.33%	1.29%	1.26%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.46%	1.48%	1.43%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.53%	1.56%	1.55%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $611,000, or 17%, to $2.94 million at June 30, 2021, from $3.55 million one year ago, and decreased $985,000, or 25%, from $3.93 million at March 31, 2021.  Non-accrual loans decreased $986,000, or 33%, to $2.03 million at June 30, 2021, from $3.02 million one year ago and decreased $276,000, or 12%, from $2.31 million at March 31, 2021

Non-Accrual Loans
($ in thousands)

	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$411	2	$415	2	$927	5
Commercial	373	1	643	2	875	3
Land	169	2	173	2	185	2
Total mortgage loans	953	5	1,231	6	1,987	10

Consumer loans
Home equity and second
Mortgage	545	6	539	6	586	7
Other	18	2	8	1	10	1
Total consumer loans	563	8	547	7	596	8

Commercial business loans	513	7	527	7	432	6
Total loans	$2,029	20	$2,305	20	$3,015	24

OREO and other repossessed assets decreased 89% to $157,000 at June 30, 2021, from $1.47 million at June 30, 2020, and remained unchanged from $157,000 at March 31, 2021.  At June 30, 2021, the OREO and other repossessed asset portfolio consisted of three individual land parcels.  No OREO properties were sold during the quarter ended June 30, 2021.

OREO and Other Repossessed Assets
($ in thousands)

	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$ 157	3	$ 157	3	$ 1,466	8
Total	$ 157	3	$ 157	3	$ 1,466	8

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending,

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2021	2021	2020
Interest and dividend income
Loans receivable	$13,298	$12,790	$12,871
Investment securities	292	284	345
Dividends from mutual funds, FHLB stock and other investments	28	27	23
Interest bearing deposits in banks	247	259	429
Total interest and dividend income	13,865	13,360	13,668

Interest expense
Deposits	690	764	1,159
Borrowings	18	29	29
Total interest expense	708	793	1,188
Net interest income	13,157	12,567	12,480
Provision for loan losses	--	--	1,000
Net interest income after provision for loan losses	13,157	12,567	11,480

Non-interest income
Service charges on deposits	948	941	858
ATM and debit card interchange transaction fees	1,363	1,237	1,069
Gain on sales of loans, net	1,607	1,758	2,141
Bank owned life insurance (“BOLI”) net earnings	150	146	148
Servicing income (expense) on loans sold, net	(9)	(10)	35
Valuation recovery (allowance) on loan servicing rights, net	(179)	438	--
Recoveries on investment securities, net	6	3	6
Other	380	373	598
Total non-interest income, net	4,266	4,886	4,855

Non-interest expense
Salaries and employee benefits	4,554	4,778	4,570
Premises and equipment	995	998	1,077
Loss on disposition of premises and equipment, net	--	--	4
Advertising	162	155	150
OREO and other repossessed assets, net	5	(68)	11
ATM and debit card processing	464	445	405
Postage and courier	141	149	137
State and local taxes	284	255	255
Professional fees	262	181	286
FDIC insurance expense	100	105	143
Loan administration and foreclosure	148	90	191
Data processing and telecommunications	627	634	603
Deposit operations	289	245	245
Amortization of core deposit intangible (“CDI”)	90	91	101
Other, net	492	493	483
Total non-interest expense, net	8,613	8,551	8,661

Income before income taxes	8,810	8,902	7,674
Provision for income taxes	1,786	1,651	1,463
Net income	$7,024	$7,251	$6,211

Net income per common share:
Basic	$0.84	$0.87	$0.75
Diluted	0.83	0.86	0.74

Weighted average common shares outstanding:
Basic	8,365,350	8,331,121	8,309,947
Diluted	8,465,393	8,444,798	8,378,983

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2021	2020
Interest and dividend income
Loans receivable	$39,406	$38,457
Investment securities	877	1,274
Dividends from mutual funds, FHLB stock and other investments	83	95
Interest bearing deposits in banks	816	2,164
Total interest and dividend income	41,182	41,990

Interest expense
Deposits	2,358	3,591
Borrowings	76	37
Total interest expense	2,434	3,628
Net interest income	38,748	38,362
Provision for loan losses	--	3,200
Net interest income after provision for loan losses	38,748	35,162

Non-interest income
Service charges on deposits	2,943	3,136
ATM and debit card interchange transaction fees	3,755	3,178
Gain on sales of loans, net	5,367	3,829
BOLI net earnings	445	442
Servicing income (expense) on loans sold, net	(4)	171
Valuation recovery (allowance) on loan servicing rights, net	23	(23)
Recoveries on investment securities, net	14	113
Other	1,168	1,627
Total non-interest income, net	13,711	12,473

Non-interest expense
Salaries and employee benefits	13,944	13,913
Premises and equipment	2,949	2,914
Gain on disposition of premises and equipment, net	--	(98)
Advertising	472	493
OREO and other repossessed assets, net	(89)	60
ATM and debit card processing	1,341	1,203
Postage and courier	428	416
State and local taxes	822	705
Professional fees	675	766
FDIC insurance expense (credit)	301	116
Loan administration and foreclosure	319	358
Data processing and telecommunications	1,868	1,702
Deposit operations	818	836
Amortization of CDI	271	304
Other, net	1,455	1,631
Total non-interest expense, net	25,574	25,319

Income before income taxes	26,885	22,316
Provision for income taxes	5,320	4,404
Net income	$21,565	$17,912

Net income per common share:
Basic	$2.59	$2.15
Diluted	2.55	2.12

Weighted average common shares outstanding:
Basic	8,336,590	8,331,908
Diluted	8,440,861	8,437,030

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2021	2021	2020
Assets
Cash and due from financial institutions	$25,387	$21,707	$24,691
Interest-bearing deposits in banks	478,339	411,635	246,953
Total cash and cash equivalents	503,726	433,342	271,644

Certificates of deposit (“CDs”) held for investment, at cost	31,218	39,674	72,014
Investment securities:
Held to maturity, at amortized cost	52,314	36,465	30,660
Available for sale, at fair value	67,491	69,184	41,914
Investments in equity securities, at fair value	960	957	977
FHLB stock	2,103	2,303	1,922
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	3,359	8,455	9,837

Loans receivable	1,015,034	1,044,117	1,025,653
Less: Allowance for loan losses	(13,469)	(13,434)	(12,894)
Net loans receivable	1,001,565	1,030,683	1,012,759

Premises and equipment, net	22,519	22,763	23,119
OREO and other repossessed assets, net	157	157	1,466
BOLI	22,041	21,891	21,447
Accrued interest receivable	4,260	4,471	4,614
Goodwill	15,131	15,131	15,131
CDI	1,354	1,444	1,727
Loan servicing rights, net	3,548	3,604	3,073
Operating lease right-of-use assets	2,360	2,436	2,662
Other assets	3,354	3,284	3,676
Total assets	$1,740,460	$1,699,244	$1,521,642

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$495,938	$499,541	$427,102
Deposits: Interest-bearing	1,026,714	982,318	891,438
Total deposits	1,522,652	1,481,859	1,318,540

Operating lease liabilities	2,432	2,499	2,695
FHLB borrowings	5,000	10,000	10,000
Other liabilities and accrued expenses	6,884	6,343	7,601
Total liabilities	1,536,968	1,500,701	1,338,836

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,353,969 shares issued and outstanding – June 30, 2021 8,361,457 shares issued and outstanding – March 31, 2021 8,310,793 shares issued and outstanding – June 30, 2020	42,624	42,949	42,352
Retained earnings	160,739	155,473	140,478
Accumulated other comprehensive income (loss)	129	121	(24)
Total shareholders’ equity	203,492	198,543	182,806
Total liabilities and shareholders’ equity	$1,740,460	$1,699,244	$1,521,642

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2021	2021	2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.63%	1.75%	1.70%
Return on average equity (a)	14.02%	14.89%	13.83%
Net interest margin (a)	3.22%	3.21%	3.63%
Efficiency ratio	49.43%	48.99%	49.96%

	Nine Months Ended
	June 30,		June 30,
	2021		2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.74%		1.79%
Return on average equity (a)	14.76%		13.53%
Net interest margin (a)	3.30%		4.08%
Efficiency ratio	48.75%		49.81%

	June 30,	March 31,	June 30,
	2021	2021	2020
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,029	$2,305	$3,015
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	179	188	228
OREO and other repossessed assets	157	157	1,466
Total non-performing assets (b)	$2,365	$2,650	$4,709

Non-performing assets to total assets (b)	0.14%	0.16%	0.31%
Net charge-offs (recoveries) during quarter	$ (35)	$ (2)	$ (4)
ALL to non-accrual loans	664%	583%	428%
ALL to loans receivable (c)	1.33%	1.29%	1.26%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.46%	1.48%	1.43%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.53%	1.56%	1.55%
Troubled debt restructured loans on accrual status (f)	$ 2,380	$ 2,864	$ 2,876

CAPITAL RATIOS:
Tier 1 leverage capital	11.03%	11.19%	11.55%
Tier 1 risk-based capital	21.34%	19.47%	19.39%
Common equity Tier 1 risk-based capital	21.34%	19.47%	19.39%
Total risk-based capital	22.60%	20.72%	20.65%
Tangible common equity to tangible assets (non-GAAP)	10.85%	10.81%	11.03%

BOOK VALUES:
Book value per common share	$ 24.36	$ 23.75	$ 22.00
Tangible book value per common share (g)	22.39	21.76	19.97
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $95,633, $138,175 and $122,581 at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $40,622, $46,626 and $73,084 at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(f)  Does not include troubled debt restructured loans totaling $187, $192 and $207 reported as non-accrual loans at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
 (g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,032,591	5.15%	$1,044,476	4.90%	$1,015,966	5.07%
Investment securities and FHLB stock (1)	115,839	1.10	101,675	1.23	81,086	1.82
Interest-earning deposits in banks and CDs	487,508	0.20	422,286	0.24	278,158	0.62
Total interest-earning assets	1,635,938	3.39	1,568,437	3.41	1,375,210	3.97
Other assets	87,638		85,203		87,905
Total assets	$1,723,576		$1,653,640		$1,463,115

Liabilities and Shareholders’ Equity
NOW checking accounts	$416,234	0.13%	$394,612	0.16%	$332,502	0.26%
Money market accounts	196,187	0.29	178,768	0.30	156,537	0.47
Savings accounts	253,147	0.08	236,504	0.08	199,054	0.11
Certificates of deposit accounts	141,301	1.02	146,065	1.19	168,368	1.68
Total interest-bearing deposits	1,006,869	0.27	955,949	0.32	856,461	0.54
Borrowings	5,769	1.25	10,003	1.17	10,000	1.17
Total interest-bearing liabilities	1,012,638	0.28	965,952	0.33	866,461	0.55

Non-interest-bearing demand deposits	499,383		482,528		406,396
Other liabilities	11,217		10,365		10,684
Shareholders’ equity	200,338		194,795		179,574
Total liabilities and shareholders’ equity	$1,723,576		$1,653,640		$1,463,115

Interest rate spread		3.11%		3.08%		3.42%
Net interest margin (2)		3.22%		3.21%		3.63%
Average interest-earning assets to
average interest-bearing liabilities	161.55%		162.37%		158.72%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2021		June 30, 2020
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,035,733	5.07%	$949,822	5.40%
Investment securities and FHLB stock (1)	103,821	1.23	76,282	2.40
Interest-earning deposits in banks and CDs	427,881	0.25	226,129	1.28
Total interest-earning assets	1,567,435	3.50	1,252,233	4.47
Other assets	85,636		85,405
Total assets	$1,653,071		$1,337,638

Liabilities and Shareholders’ Equity
NOW checking accounts	$396,140	0.16%	$310,717	0.29%
Money market accounts	181,115	0.30	144,663	0.54
Savings accounts	237,456	0.08	184,076	0.10
Certificates of deposit accounts	147,530	1.20	168,148	1.75
Total interest-bearing deposits	962,241	0.33	807,604	0.59
Borrowings	8,592	1.17	4,234	1.17
Total interest-bearing liabilities	970,833	0.34	811,838	0.60

Non-interest-bearing demand deposits	476,628		339,460
Other liabilities	10,757		9,823
Shareholders’ equity	194,853		176,517
Total liabilities and shareholders’ equity	$1,653,071		$1,337,638

Interest rate spread		3.16%		3.87%
Net interest margin (2)		3.30%		4.08%
Average interest-earning assets to
average interest-bearing liabilities	161.45%		154.25%

_____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2021 Earnings
July 27, 2021

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Shareholders’ equity	$ 203,492	$ 198,543	$ 182,806
Less goodwill and CDI	(16,485)	(16,575)	(16,858)
Tangible common equity	$ 187,007	$ 181,968	$ 165,948

Total assets	$ 1,740,460	$ 1,699,244	$ 1,521,642
Less goodwill and CDI	(16,485)	(16,575)	(16,858)
Tangible assets	$ 1,723,975	$ 1,682,669	$ 1,504,784